Exhibit 10.1

THIRD AMENDMENT OF AMENDED AND RESTATED CREDIT AGREEMENT.

LIMITED WAIVER AND BORROWING BASE REDETERMINATION

THIS THIRD AMENDMENT OF AMENDED AND RESTATED CREDIT AGREEMENT, LIMITED WAIVER AND BORROWING BASE REDETERMINATION (this “Amendment”), dated as of June 1, 2012, is by and between NYTIS EXPLORATION COMPANY LLC, a Delaware limited liability company (“Borrower”), and BOKF, NA, a national banking association, dba BANK OF OKLAHOMA (“BOK”).

RECITALS

A. Borrower and BOK entered into a Credit Agreement dated as of May 31, 2010, as heretofore amended (as so amended, the “Credit Agreement”) , in order to set forth the terms upon which BOK would make certain loans and credit extensions to Borrower and by which such loans and credit extensions would be governed and repaid. Capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Credit Agreement.

B. Borrower and BOK desire that this Amendment be executed and delivered in order to amend certain terms and provisions of the Credit Agreement, to provide for a limited waiver of one of Borrower’s covenants contained in the Credit Agreement and to evidence a redetermination of the Borrowing Base.

AGREEMENT

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Credit Agreement Amendment.  The Credit Agreement shall be, and hereby is, amended as follows, effective as of the date hereof:

(a)                                 By substituting “$8,000,000” for “$5,000,000” in line 1 of the definition of “Maximum Hedging Amount” in Section 1.1 on page 9 of the Credit Agreement.

(b)                                 By substituting the following for Section 2.3(c)(1) on page 14 of the Credit Agreement:

(1)                                 Except as otherwise provided in (4) below, interest on each LIBOR Tranche shall accrue: (A) during the time period from July 1, 2012 through March 31, 2013, at a fixed annual rate equal to the greater of: (i) LIBOR (Adjusted) with respect to such LIBOR Tranche plus the LIBOR Spread plus one-quarter percent per annum, or (ii) four and three-quarters percent per annum; and (B) at all other times at a fixed annual rate equal to the greater of: (A) LIBOR (Adjusted) with respect to such LIBOR Tranche plus the LIBOR Spread, or (B) four and one-half percent per annum.

(c)                                  By substituting the following for Section 2.3(c) (2) on page 14 of the Credit Agreement:

(2)                                 Except as otherwise provided in (4) below, interest on the Alternate Base Rate Portion shall accrue: (A) during the time period from July 1, 2012 through March 31, 2013, at a fluctuating annual rate equal to the greater of: (i) the Alternate Base Rate plus the Alternate Base Rate Spread plus one-quarter percent per annum, or (ii) four and three-

quarters percent per annum; and (B) at all other times at a fluctuating annual rate equal to the greater of: (i) the Alternate Base Rate plus the Alternate Base Rate Spread, or (ii) four and one-half percent per annum.

2.                                      Borrowing Base Redetermination.  As of the date hereof, BOK shall be deemed to have redetermined the Borrowing Base pursuant to Section 2.9 of the Credit Agreement (which redetermination shall be in lieu of the regularly-scheduled May 1, 2012 Borrowing Base redetermination), resulting in the Borrowing Base remaining at $20,000,000, to be effective until the ensuing Borrowing Base redetermination pursuant to Section 2.9 of the Credit Agreement shall have become effective.

3.                                      Limited Waiver.  BOK hereby waives compliance by Borrower as of June 30, 2012, as of September 30, 2012 and as of December 31, 2012 with the Funded Debt Ratio covenant contained in Section 6.2(a)(2) of the Credit Agreement; provided that Borrower hereby agrees with and covenants to BOK that Borrower shall be in compliance with said Funded Debt Ratio covenant as of March 31, 2 013 and at all times thereafter as of which said covenant shall be measured.

4.                                      Loan Documents. All references in any document to the Credit Agreement shall be deemed to refer to the Credit Agreement, as amended pursuant to this Amendment.

5                                         Certification by Borrower.  Borrower hereby certifies to BOK that, as of the date of this Amendment, after giving effect to the amendments to the Credit Agreement set forth in this Amendment, except as previously disclosed by Borrower to BOK: (a) all of Borrower’s representations and warranties contained in the Credit Agreement are true, accurate and complete in all material respects, (b) Borrower has performed and complied with all agreements and conditions required to be performed or complied with by Borrower under the Credit Agreement and/or any Loan Document on or prior to this date, and (c) no Default or Event of Default has occurred under the Credit Agreement.

6.                                      Conditions Precedent.  The obligations of the parties under this Amendment are subject, at the option of BOK, to the prior satisfaction of the condition that Borrower shall have delivered to BOK the following (all documents to be satisfactory in form and substance to BOK and, if appropriate, duly executed and/or acknowledged on behalf of the parties other than BOK):

(1)                                 This Amendment.

(2)                                 Any and all other loan documents required by BOK, including without limitation such new Security Documents and amendments to existing Security Documents as may be required by BOK.

7.                                      Continuation of the Credit Agreement. Except as specified in this Amendment, the provisions of the Credit Agreement shall remain in full force and effect.

8.                                      Expenses.                                          Borrower shall pay all expenses incurred in connection with the transactions contemplated by this Amendment, including without limitation all fees and expenses of the attorney for BOK and any and all filing and recording expenses.

9.                                      Release.   In consideration of the amendments contained herein, Borrower hereby waives and releases BOK from any and all claims and defenses, known or unknown, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

10.                               Ratification and Affirmation.                                Each of Borrower and Guarantors hereby acknowledges the terms of this Instrument and ratifies and affirms its respective obligations under, and acknowledges, renews and extends its respective continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect.

11.                               Miscellaneous.  This Amendment shall be governed by and construed under the laws of the State of Colorado and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument .

EXECUTED as of the date first above written.

NYTIS EXPLORATION COMPANY LLC
By:	Nytis Exploration (USA) Inc. ,
Manager

	By:	/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Treasurer

BOKF, NA dba BANK OF OKLAHOMA

By:	/s/ Thomas M. Foncannon
Thomas M. Foncannon,
Senior Vice President

EACH OF THE UNDERSIGNED, AS A

GUARANTOR, CONSENTS TO THE PROVISIONS

OF THE FOREGOING THIRD AMENDMENT OF

AMENDED AND RESTATED CREDIT AGREEMENT,

LIMITED WAIVER AND BORROWING BASE

REDETERMINATION :

NYTIS EXPLORATION (USA) INC.

By:	/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Treasurer

CARBON NATURAL GAS COMPANY

By:	/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Treasurer